EXHIBIT 99.1

NEWS RELEASE
                                   FOR IMMEDIATE RELEASE
                                   ---------------------
                                   February 26, 2001

REALCO, INC. Announces Agreement to Sell Residential Real  Estate
Brokerage Subsidiaries

Albuquerque, N.M., Feb. 26/PR Newswire/ --- REALCO, INC. (Nasdaq: RLCO - news) today announced it has signed two separate agreements to sell its residential real estate brokerage operations in New Mexico and Arizona. Coldwell Banker Legacy of Albuquerque, New Mexico is purchasing the business of the Company's subsidiary, Hooten/Stahl Inc. which currently does business as Prudential Preferred Properties of New Mexico. In a separate transaction, Coldwell Banker Success of Phoenix, Arizona is purchasing the business of the Company's subsidiaries, Mull Realty Company, Inc. and Cliff Winn, Inc., which currently do business Prudential Preferred Properties of Arizona.

The Coldwell Banker real estate brokerage operations in New Mexico and Arizona are dominant factors in their respective markets. The sale of the Company's residential real estate operations to the Coldwell-Banker entities is scheduled to close in June 2001, following the expiration of the franchise agreement between the Company's residential real estate brokerage operations and Prudential Real Estate Affiliates, Inc. (PREA). Until such expiration date is reached, the residential real estate brokerage operations will continue to be conducted by the Company, and both PREA and the Company's residential real estate brokerage operations will continue to be bound to the terms and conditions of the Franchise Agreement currently in force.

Realco President, James A. Arias, CEO of the Company said, "Realco has decided to focus its real estate brokerage operations in the commercial rather than the residential sector. While Realco has elected to dispose of its troubled residential real estate brokerage business, we will continue to operate and seek to grow First Commercial Real Estate Services, Inc., the Company's commercial real estate brokerage subsidiary."

Other Company operations include Charter Building and Development Corp. an Albuquerque, New Mexico based homebuilder, Realco Construction, a commercial construction company and First Commercial Real Estate Services, a commercial real estate brokerage firm. In addition, Realco provides financial services and other marketing services primarily serving the real estate industry.

This release contains forward-looking statements and projections made upon the safe harbor provisions of the Private securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933. Such statements and projections are subject to a number of risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, actual results in the future could differ materially from those described in the forward-looking statements and projections as a result of fluctuations in the supply and demand for real estate, interest rate fluctuations and general economic conditions of a geographic area, changes in governmental regulations, interruption of operations caused by adverse natural conditions, changes in the United States economy, risks associated with Year 2000, and other factors detailed in the Company's securities and Exchange Commission filings. The Company does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements and projections that may be made to reflect any future events or circumstances.

For further information please contact James A. Arias, President of Realco, Inc., 505-242-4561.